Exhibit 8

                      KRUPP REALTY FUND, LTD. - III


                                                December 11, 1996

Dear Limited Partner:

            As you are by now aware, Krescent Partners L.L.C., a Delaware limited liability company, has made an offer (the "Krescent Offer") to purchase limited partnership units ("Units") of Krupp Realty Fund, Ltd. - III (the "Partnership") for $315 per Unit.

            Enclosed is a copy of the Partnership's Amendment No. 1 to its Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission. The Amendment amends the Partnership's Schedule 14D-9 which set forth the Partnership's response to the Krescent Offer.

            Please do not hesitate to call our Investor Communication representatives at 1-800-255-7877 for assistance in any Partnership matter.

                                Sincerely yours,



                                 Laurence Gerber
                                 The Krupp Corporation, a General
                                 Partner









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